EXHIBIT 4.4

FORM OF “TYPE 2” HOLDER VOTING AGREEMENT

This Holder Voting Agreement (this “Agreement”) is made as of the    day of                    , 20    , by and among Facebook, Inc., a Delaware corporation (the “Company”),                     (together with its successors, “Stockholder”), and Mark Zuckerberg (“Proxyholder”).

RECITALS

A. Stockholder is purchasing and will hold shares of                                        of the Company and is party to that certain Fourth Amended and Restated Voting Agreement by and among the Company, the Founders (as defined therein), Peter Thiel and the Investors (as defined therein), dated as of even date herewith (the “Investor Voting Agreement”).

B. This Agreement, among other things, requires Stockholder to vote all such shares of                                        and all shares of capital stock of the Company which Stockholder hereafter acquires or as to which Stockholder otherwise exercises voting or dispositive authority (together, all such shares referred to in this sentence and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such shares, the “Shares”) in the manner set forth herein.

C. This Agreement is being entered into in exchange for a payment of U.S. $100 in cash from Proxyholder to Stockholder and for other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed.

AGREEMENT

The parties agree as follows:

1. No Conflict with Investor Voting Agreement. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Investor Voting Agreement, the terms and provisions of the Investor Voting Agreement will prevail, and Proxyholder or Stockholder, as the case may be, shall be obligated to vote the Shares in accordance with the Investor Voting Agreement.

2. Voting Arrangements. Stockholder hereby agrees that Proxyholder shall have the right to vote all the Shares, in his sole discretion, on all matters submitted to a vote of stockholders of the Company at a meeting of stockholders or through the solicitation of a written consent of stockholders (whether of any individual class of stock or of multiple classes of stock voting together) except for:

2.1 Any issuance, or series of related issuances, of capital stock in a capital raising transaction by the Company that is submitted for stockholder approval in which the number of shares of capital stock so issued will exceed 20% of the total number of shares of capital stock of the Company outstanding immediately prior to such issuance; and

2.2 Any matter, the outcome of the vote on which would disproportionately, materially and adversely affect Stockholder, as compared to other holders of the same class(es)

of capital stock of Company, provided that, subject to Section 2.1, increases in the authorized number of shares of preferred stock generally, or the authorized number of any class of preferred stock of the Company or the issuance of securities of the Company senior to such class of preferred stock will not be viewed as having such an adverse effect).

With respect to the excepted matters described in Sections 2.1 and 2.2 above, Stockholder shall have the right to (i) instruct Proxyholder in writing as to the manner in which the Shares shall be voted or (ii) vote the Shares in person or by action by written consent, as applicable, in which case Stockholder shall notify Proxyholder in writing that it intends to so vote. In addition, Proxyholder shall not have any right to waive notice by the Company to Stockholder. Such instruction or notice shall be provided to Proxyholder at least five (5) days prior to the date of any meeting of stockholders at which such matter is to be voted upon or as promptly as reasonably practicable upon Stockholder becoming aware that such matter is to be acted upon by written consent. In the event that Stockholder does not so instruct Proxyholder or notify Proxyholder of its intention to so vote or act by written consent, Proxyholder shall abstain from voting the Shares in respect of such matters.

3. Illustrative Examples. Matters on which Proxyholder shall be entitled to vote, pursuant to Section 2 include, but are not limited to, the following, which are presented here solely by way of example:

3.1 Election, replacement or removal of directors of the Company (each, a “Director”);

3.2 Sale or other disposition of all or substantially all of the Company’s assets, provided, that any distribution to Company stockholders of the proceeds of such sale or disposition are made in accordance with the Company’s certificate of incorporation, as then in effect;

3.3 Mergers of, or acquisitions by, the Company or its subsidiaries that are submitted for stockholder approval;

3.4 Adoption by the Company of a rights plan or similar takeover defensive arrangements, or amendments thereof, which plan provides that a triggering event will occur only upon the acquisition by a stockholder of 15% or more of the Company’s shares of voting capital stock; and

3.5 Adoption by the Company of a two-class capital stock structure (a “Dual Class Structure”) in which one class of capital stock has, among other things, enhanced voting rights, including but not necessarily limited to multiple votes per share (“Heavy Vote Stock”), and the other class of capital stock does not (“Low Vote Stock”), provided, that, the shares of capital stock held by Stockholder at the time of adoption of such structure are entitled to be converted into Heavy Vote Stock.

4. Stockholder to Abstain from Voting. Stockholder agrees that, unless Proxyholder provides explicit written instruction to vote the Shares under this Agreement or Proxyholder provides explicit written notice that Stockholder shall be permitted by Proxyholder to vote in a manner other than as Proxyholder instructs, Stockholder shall abstain from voting any of the Shares (in person, by proxy or by action by written consent, as applicable) on all matters other than with respect to the matters set forth in Section 2.1 and 2.2.

5. Irrevocable Proxy and Power of Attorney. To secure Stockholder’s obligations to vote the Shares in accordance with this Agreement and to comply with the other terms hereof, Stockholder hereby appoints Proxyholder, or his designees, as Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all the Shares in accordance with the provisions set forth in this Agreement, and to execute all appropriate instruments consistent with this Agreement on behalf of Stockholder. The proxy and power granted by Stockholder pursuant to this Section are coupled with an interest and are given to secure the performance of Stockholder’s duties under this Agreement. The proxy and power will be irrevocable for the term hereof. The proxy and power will survive the merger, consolidation, conversion or reorganization of Stockholder or any other entity holding the Shares.

6. Additional Representations, Covenants and Agreements.

6.1 Transfers by Stockholder.

(a) Stockholder hereby acknowledges that Proxyholder is an intended third-party beneficiary of the Third Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Founders (as defined therein), the Company and the Investors (as defined therein) dated as of even date herewith (the “ROFR Agreement”).

(b) Pursuant to Section 5 of the ROFR Agreement, Stockholder may not transfer, assign, pledge or otherwise dispose of or encumber the Shares (collectively, a “Transfer”) without the prior written consent of the Company, unless otherwise permitted by the ROFR Agreement.

(c) If Stockholder’s Transfer of Shares is permitted under the terms of the ROFR Agreement or is otherwise consented to by the Company pursuant to the ROFR Agreement, such Transfer shall not take effect until the pledgee, transferee or donee of such Shares (the “Transferee”) furnishes Proxyholder and the Company with a written agreement to be bound by the terms of this Agreement (an “Assumption Agreement”) and any additional agreement required under any other applicable agreements between the parties hereto, it being understood and agreed that the Company shall be entitled to issue stop transfer instructions in respect of such Shares to preclude any transfer of Shares in contravention of the foregoing. Notwithstanding the foregoing, following the completion of a firm commitment underwritten public offering by the Company under the Securities Act of 1933, as amended (the “Securities Act”) the Transferee shall not be required to enter into an Assumption Agreement if:

(i) at the time of such Transfer the Company has a Dual Class Structure and Stockholder is transferring (x) High Vote Stock that, upon completion of such Transfer, shall automatically become Low Vote Stock, or (y) Low Vote Stock; or

(ii) the shares of capital stock being transferred, in either a single transaction or series of related transactions, represent less than 3.17% of the aggregate number of shares of the Company’s voting capital stock then outstanding.

Upon satisfaction of the provisions of this Section 6.2, such pledgee, transferee or donee shall be treated as a “Stockholder” for purposes of this Agreement.

6.2 Legends. The Company shall cause each certificate representing the Shares to bear the following legend:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A HOLDER VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) WHICH INCLUDES PROVISIONS POTENTIALLY RESTRICTING THE STOCKHOLDER’S RIGHT TO VOTE OR TRANSFER HIS OR ITS ENTIRE INTEREST IN THE SHARES EVIDENCED HEREBY, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID HOLDER VOTING AGREEMENT.”

6.3 Stock Splits, Dividends, Etc. In the event of any issuance of shares of the Company’s voting securities hereafter to Stockholder (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall automatically become subject to this Agreement and shall be endorsed with the legend set forth in Section 6.2.

6.4 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.5 Securities Laws, Rules and Regulations. Stockholder, the Company and Proxyholder agree and understand that Stockholder, the Company and/or Proxyholder may become subject to the registration and/or reporting requirements, rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act and/or any state and federal securities laws (collectively with the Exchange Act and the Securities Act, the “Securities Laws”). Stockholder, the Company and Proxyholder agree to use their respective commercially reasonable efforts to comply with the Securities Laws and to reasonably assist each other in complying with the Securities Laws in a timely and prompt manner. Such compliance may include, for example and without limiting the foregoing, the filing and updating and maintaining of Form 13G and/or Form 13D under the Exchange Act.

6.6 Other Arrangements. During the term of this Agreement Stockholder will not, without Proxyholder’s written consent:

(a) offer, seek or propose to acquire or cause to be acquired, any ownership of any assets or business of the Company or any of its subsidiaries, or seek to propose or propose, whether alone or in concert with other persons, any tender offer (other than as contemplated by the Transaction Agreements, as defined in the Series E Preferred Stock Purchase Agreement, dated as of May 16, 2009, by and between the Company and Stockholder), exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving the Company or any of its subsidiaries;

(b) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Exchange Act with respect to the voting of any securities of the Company or any of its subsidiaries or seek to advise or influence other stockholders the Company with regard to the voting of their securities of the Company;

(c) form, join, or in any way become a member of a 13D Group with respect to any voting securities of the Company or any of its subsidiaries (where “13D Group” means any “group”, within the meaning of Section 13(d) of the Exchange Act, formed for the purpose of acquiring, holding, voting or disposing of voting securities of the Company other than Stockholder and its “affiliates”, as such term is defined in the Exchange Act);

(d) nominate any person as a director of the Company who is not nominated by the then incumbent directors, propose any matter to be voted upon by the stockholders of the Company or initiate or vote in favor of a call for a special meeting of stockholders of the Company; or

(e) publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing.

In addition, during the term of this Agreement, Stockholder shall promptly, but in any event within three (3) days, notify the Company and Proxyholder in writing of any acquisition by Stockholder of shares of capital stock of the Company.

6.7 Proxyholder’s Liability. In voting the Shares in accordance with Section 2 hereof, Proxyholder shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which Proxyholder may do or refrain from doing in good faith, nor shall Proxyholder have any accountability hereunder, except for his own bad faith, gross negligence or willful misconduct. Furthermore, upon any judicial or other inquiry or investigation of or concerning Proxyholder’s acts pursuant to his rights and powers as Proxyholder, such acts shall be deemed reasonable and in the best interests of Stockholder unless proved to the contrary by clear and convincing evidence.

6.8 Consideration. In connection with this Agreement and as partial consideration for the obligations of Stockholder hereunder, Proxyholder shall pay (by check, cash or other valid consideration) to Stockholder the sum of U.S.$100 in the aggregate.

6.9 Series E Transaction Agreements. Unless related to a vote submitted to the stockholders of the Company at a meeting of stockholders or through the solicitation of a written consent of stockholders, Proxyholder acknowledges and agrees that Proxyholder shall not have any right to exercise or waive any of Stockholder’s rights provided for in the Transaction Agreements.

7. Termination.

7.1 Termination Events. This Agreement shall terminate:

(a) upon the liquidation, dissolution or winding up of the business operations of the Company;

(b) upon the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

(c) in the sole discretion of Proxyholder, upon the express written consent of Proxyholder (which he shall be under no obligation to provide);

(d) upon the death or permanent and substantial incapacity of Proxyholder, as determined in good faith by the Company’s board of directors, unless Proxyholder is actively contesting such determination of incapacity; or

(e) Six (6) months after the later of the date on which Proxyholder (i) ceases to be Chief Executive Officer (“CEO”) of the Company, and (ii) is no longer Actively Engaged in the management of the Company, where “Actively Engaged” is defined as Proxyholder (I) being a Director, (II) devoting substantially all of his business efforts to the Company, and (III) owning at least 50% (the “Threshold Amount”) of the shares of capital stock of the Company owned by him as of the date of this Agreement (as adjusted for any stock split, stock dividend, recapitalization, reorganization or the like). Notwithstanding the foregoing, the date of termination of this Agreement pursuant to this Section 7.1(e) will be 12 (twelve) months after such later date if (x) Proxyholder is actively contesting his removal as CEO or Director, or (y) has ceased to be Actively Engaged due to having taken a leave of absence for medical reasons, provided, however, that if at any time Proxyholder is not CEO (and he is not actively contesting his removal as CEO) and he ceases to be Actively Engaged due to his owning less than the Threshold Amount, this Agreement shall terminate immediately upon the date as of which he ceases to own less than the Threshold Amount.

7.2 Removal of Legend. At any time after the termination of this Agreement in accordance with Section 7.1, any holder of a stock certificate legended pursuant to this Agreement may surrender such certificate to the Company for removal of the legend, and the Company shall, as promptly as reasonably practicable, reissue a new certificate without the legend.

8. Miscellaneous.

8.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Company, Stockholder and Proxyholder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or the respective successors and assigns of the Company, Stockholder and Proxyholder any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Except for an assignment by the Company (i) by operation of law, or (ii) in connection with an acquisition, consolidation or merger of the Company or sale of all or substantially all of the Company’s assets (which shall be permitted with only the written consent and notice of the Company), this Agreement may not be assigned without the written consent of Proxyholder, the Company and Stockholder.

8.2 Amendments and Waivers. Any term hereof may be amended or waived only with the written consent of Stockholder and Proxyholder, except where such amendment or waiver shall materially negatively alter the rights or obligations of the Company hereunder, in which case any such amendment or waiver shall also require the written consent of the Company. Any amendment or waiver effected in accordance with this Section 8.2 shall be binding upon the Company, Proxyholder and Stockholder, and each of the respective successors and assigns to the Company or Proxyholder.

8.3 Notices. Notwithstanding anything to the contrary contained herein, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient and received on the earlier of (a) the date of delivery, when delivered personally, by overnight mail, courier or sent by electronic mail (e-mail) or fax, or (b) forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address, e-mail address or fax number as set forth on the signature page hereto, or as subsequently modified by written notice. Any electronic mail (e-mail) communication shall be deemed to be “in writing” for purposes of this Agreement.

8.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

8.5 Governing Law; Jurisdiction; Venue.

(a) This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles. In addition, each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of

Chancery or other courts of the State of Delaware, and (iv) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(b) Stockholder hereby appoints CT Corporation System, with offices on the date hereof at 1209 Orange Street, Wilmington, Delaware 19801, as its authorized agent for service of process as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon Stockholder.

(c) Each party hereto, other than Stockholder, hereby consents to service of process being made through the notice procedures set forth in Section 8.3 and agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the parties’ respective addresses set forth on the signature page hereto shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.8 Confidentiality. Prior to the filing of a registration statement with respect to a firm commitment underwritten public offering by the Company under the Securities Act, the parties shall keep this Agreement and the terms hereof confidential and not disclose the foregoing to any third party, except as required by applicable law and as the parties hereto may otherwise agree.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Holder Voting Agreement as of the date first set forth above.

THE COMPANY		STOCKHOLDER

Facebook, Inc.

By:	Theodore W. Ullyot Vice President and General Counsel	By: Title: Address:

PROXYHOLDER

Mark Zuckerberg

SIGNATURE PAGE TO HOLDER VOTING AGREEMENT